Exhibit 99.1

March 8, 2023

NEWS RELEASE

FOR IMMEDIATE RELEASE

REV GROUP, INC. REPORTS FIRST QUARTER RESULTS AND UPDATES FISCAL 2023 OUTLOOK

•
First quarter net sales of $583.5 million compared to $537.0 million in the prior year quarter
•
First quarter net loss of $13.5 million compared to a net loss of $0.7 million in the prior year quarter
•
First quarter Adjusted EBITDA1 of $21.3 million compared to $18.3 million in the prior year quarter
•
First quarter Adjusted Net Income1 of $6.9 million compared to $8.0 million in the prior year quarter
•
Reaffirms full-year fiscal 2023 outlook for net sales of $2.3 to $2.5 billion, Adjusted EBITDA of $110 to $130 million, and Adjusted Net Income of $42 to $60 million; Updates outlook for net income to $13 to $32 million

Brookfield, Wis.--(BUSINESS WIRE) -- REV Group, Inc. (NYSE: REVG), a manufacturer of industry-leading specialty vehicles, today reported results for the three months ended January 31, 2023 (“first quarter 2023”). Consolidated net sales in the first quarter 2023 were $583.5 million, representing an increase of 8.7% compared to $537.0 million for the three months ended January 31, 2022 (“first quarter 2022”). The increase in consolidated net sales was primarily due to higher net sales, including price realization, in the Commercial and Recreation segments, partially offset by a decrease in net sales in the Fire and Emergency (“F&E”) segment.

The company’s first quarter 2023 net loss was $13.5 million, or $0.23 per diluted share, which included $13.8 million of legal charges primarily related to settlements associated with a previously disposed business, and $5.6 million of restructuring related charges within the F&E segment and corporate. Adjusted Net Income for the first quarter 2023 was $6.9 million, or $0.12 per diluted share, compared to Adjusted Net Income of $8.0 million, or $0.13 per diluted share, in the first quarter 2022. Adjusted EBITDA in the first quarter 2023 was $21.3 million, compared to $18.3 million in the first quarter 2022. The increase in Adjusted EBITDA during the quarter was primarily due to higher contribution from the Recreation segment, partially offset by lower contribution from the F&E and Commercial segments.

“First quarter results reflect an improving operating environment as the efforts of our team to manage through an inconsistent supply chain take hold.” REV Group Inc. Interim President and CEO Mark Skonieczny said. “I am pleased with solid operational performance within our commercial and recreation segments that resulted in increased production and unit shipments surpassing our expectations. We continue to address inefficiencies within the fire group that have weighed on the segment performance, and I have confidence in our ability to increase its profitability throughout the year.”

1 REV Group, Inc. Adjusted Net Income and Adjusted EBITDA are non-GAAP measures that are reconciled to their nearest GAAP measure later in this release.

REV Group First Quarter Segment Highlights

Fire & Emergency Segment

F&E segment net sales were $229.3 million in the first quarter 2023, a decrease of $8.1 million, or 3.4%, from $237.4 million in the first quarter 2022. The decrease in net sales compared to the prior year quarter was primarily due to decreased shipments and unfavorable mix of fire apparatus, partially offset by a favorable mix of ambulance units, and price realization. Decreased shipments of fire apparatus were primarily the result of shortages of key components, and labor inefficiencies. F&E segment backlog at the end of the first quarter 2023 was $2,674.3 million, an increase of $1,019.2 million compared to $1,655.1 million at the end of the first quarter 2022. The increase was primarily the result of continued demand and strong order intake for fire apparatus and ambulance units, pricing actions, and lower shipments against new order intake.

F&E segment Adjusted EBITDA loss was $2.0 million in the first quarter 2023, a decrease of $3.8 million, or 211% from $1.8 million in the first quarter 2022. Profitability within the segment was impacted by lower sales volume, inefficiencies related to supply chain disruption, and inflationary pressures, partially offset by a favorable mix of ambulance units, and price realization.

Commercial Segment

Commercial segment net sales were $128.7 million in the first quarter 2023, an increase of $31.2 million, or 32%, from $97.5 million in the first quarter 2022. The increase in net sales compared to the prior year quarter was primarily due to higher shipments of school buses, terminal trucks and street sweepers, and price realization, partially offset by decreased shipments of municipal transit buses. Increased shipments within the segment were primarily related to an improved supply chain environment. Shipments of municipal transit buses remained challenged by shortages of key components, primarily wiring harnesses. Commercial segment backlog at the end of the first quarter 2022 was $497.7 million, an increase of $37.9 million compared to $459.8 million at the end of the first quarter 2022. The increase was primarily the result of increased orders for school buses, terminal trucks, and municipal transit buses, and pricing actions.

Commercial segment Adjusted EBITDA was $7.3 million in the first quarter 2023, a decrease of $0.5 million, or 6.4%, from $7.8 million in the first quarter 2022. Lower profitability in the quarter was primarily the result of lower shipments and an unfavorable mix of municipal transit buses, and inflationary pressures, partially offset by increased shipments and improved mix of school buses, and price realization on the sale of school buses and terminal trucks.

Recreation Segment

Recreation segment net sales were $226.0 million in the first quarter 2023, an increase of $23.4 million, or 11.5%, from $202.6 million in the first quarter 2022. The increase in net sales compared to the prior year quarter was primarily due to favorable mix, and price realization, partially offset by lower shipments related to supply chain disruption in certain businesses. Backlog at the end of the first quarter 2023 was $988.1 million, a decrease of $294.5 million compared to $1,282.6 million at the end of the first quarter 2022. The decrease was primarily the result of an expected normalization of order intake in several product categories, partially offset by pricing actions.

Recreation segment Adjusted EBITDA was $24.3 million in the first quarter 2023, an increase of $7.2 million, or 42.1%, from $17.1 million in the first quarter 2022. The increase was primarily due to favorable mix, and price realization, partially offset by inefficiencies related to supply chain disruptions in certain businesses, and inflationary pressures.

Working Capital, Liquidity, and Capital Allocation

Cash and cash equivalents totaled $23.0 million as of January 31, 2023. Net debt2 was $227.0 million, and the company had $285.5 million available under its ABL revolving credit facility as of January 31, 2023, a decrease of $22.2 million as compared to the October 31, 2022 availability of $307.7 million. Trade working capital3 for the company as of January 31, 2023 was $352.1 million, compared to $347.8 million as of October 31, 2022. The increase was primarily due to an increase in inventory, partially offset by an increase in accounts payable and customer advances. Capital expenditures in the first quarter 2023 were $3.8 million compared to $4.5 million in the first quarter 2022.

2 Net Debt is defined as total debt less cash and cash equivalents.

3 Trade Working Capital is defined as accounts receivable plus inventories less accounts payable and customer advances.

Updated Fiscal Year 2023 Outlook

	Full Fiscal Year 2023
	Updated Guidance		Prior Guidance
($ in millions)	Low	High	Low	High
Net Sales	$2,300	$2,500	$2,300	$2,500
Net Income	$13	$32	$28	$47
Adjusted EBITDA	$110	$130	$110	$130
Adjusted Net Income	$42	$60	$42	$60
Free Cash Flow⁴	$39	$55	$39	$55

Quarterly Dividend

The company’s board of directors declared a quarterly cash dividend in the amount of $0.05 per share of common stock, payable on April 14, 2023, to shareholders of record on March 31, 2023, which equates to a rate of $0.20 per share of common stock on an annualized basis.

Conference Call

A conference call to discuss the company’s fiscal year 2023 first quarter financial results is scheduled for March 8, 2023, at 10:00 a.m. ET. A supplemental slide deck will be available on the REV Group, Inc. investor relations website. The call will be webcast simultaneously over the Internet. To access the webcast, listeners can go to http://investors.revgroup.com/investor-events-and-presentations/events at least 15 minutes prior to the event and follow instructions for listening to the webcast. An audio replay of the call and related question and answer session will be available for 12 months at this website.

About REV Group

REV Group (REVG) companies are leading designers and manufacturers of specialty vehicles and related aftermarket parts and services. We serve a diversified customer base, primarily in the United States, through three segments: Fire & Emergency, Commercial, and Recreation. We provide customized vehicle solutions for applications, including essential needs for public services (ambulances, fire apparatus, school buses, and transit buses), commercial infrastructure (terminal trucks and industrial sweepers) and consumer leisure (recreational vehicles). Our diverse portfolio is made up of well-established principal vehicle brands, including many of the most recognizable names within their industry. Several of our brands pioneered their specialty vehicle product categories and date back more than 50 years. REV Group trades on the NYSE under the symbol REVG. Investors-REVG

4 Free Cash Flow is defined as net cash from operating activities minus capital expenditures.

Note Regarding Non-GAAP Measures

The company reports its financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). However, management believes that the evaluation of our ongoing operating results may be enhanced by a presentation of Adjusted EBITDA and Adjusted Net Income, which are non-GAAP financial measures. Adjusted EBITDA represents net income before interest expense, income taxes, depreciation and amortization and loss on early extinguishment of debt as applicable, as adjusted for certain non-recurring, one-time and other adjustments which we believe are not indicative of our underlying operating performance. Adjusted Net Income represents net income as adjusted for certain after-tax, non-recurring, one-time and other adjustments, which we believe are not indicative of our underlying operating performance, as well as non-cash intangible asset amortization and stock-based compensation. Free Cash Flow is calculated as net cash from operating activities minus capital expenditures.

The company believes that the use of Adjusted EBITDA, Adjusted Net Income and Free Cash Flow provide additional meaningful methods of evaluating certain aspects of its operating performance from period to period on a basis that may not be otherwise apparent under GAAP when used in addition to, and not in lieu of, GAAP measures. A reconciliation of Adjusted EBITDA and Adjusted Net Income to the most closely comparable financial measures calculated in accordance with GAAP is included in the financial appendix of this news release.

Cautionary Statement About Forward-Looking Statements

This news release contains statements that the company believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. This news release includes statements that express our opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, “forward-looking statements.” These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects,” “strives,” “goal,” “seeks,” “projects,” “intends,” “forecasts,” “plans,” “may,” “will” or “should” or, in each case, their negative or other variations or comparable terminology. They appear in a number of places throughout this news release and include statements regarding our intentions, beliefs, goals or current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth, strategies and the industries in which we operate, including REV Group’s outlook for the full fiscal year 2023.

Our forward-looking statements are subject to risks and uncertainties, including those highlighted under “Risk Factors” and “Cautionary Statement on Forward-Looking Statements” in the company’s annual report on Form 10-K, and in the company’s subsequent quarterly reports on Form 10-Q, together with the company’s other filings with the SEC, which risks and uncertainties may cause actual results to differ materially from those projected or implied by the forward-looking statement. Forward-looking statements are based on current expectations and assumptions and currently available data and are neither predictions nor guarantees of future events or performance. You should not place undue reliance on forward-looking statements, which only speak as of the date hereof. The company does not undertake to update or revise any forward-looking statements after they are made, whether as a result of new information, future events, or otherwise, expect as required by applicable law.

Contact

Drew Konop

VP, Investor Relations & Corporate Development

Email: investors@revgroup.com

Phone: 1-888-738-4037 (1-888-REVG-037)

REV GROUP, INC. AND SUBSIDIARIES

CONDENSED UNAUDITED CONSOLIDATED BALANCE SHEETS

(In millions, except share amounts)

		(Audited)
	January 31, 2023	October 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$23.0	$20.4
Accounts receivable, net	218.8	215.0
Inventories, net	671.9	629.5
Other current assets	27.6	23.5
Total current assets	941.3	888.4
Property, plant and equipment, net	147.1	148.9
Goodwill	157.3	157.3
Intangible assets, net	117.8	119.2
Right of use assets	28.3	20.2
Other long-term assets	9.8	10.6
Total assets	$1,401.6	$1,344.6
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$187.1	$163.9
Short-term customer advances	227.1	258.0
Short-term accrued warranty	19.2	18.9
Short-term lease obligations	6.8	6.1
Other current liabilities	82.4	80.5
Total current liabilities	522.6	527.4
Long-term debt	250.0	230.0
Long-term customer advances	124.4	74.8
Deferred income taxes	21.5	21.0
Long-term lease obligations	21.6	14.2
Other long-term liabilities	20.8	20.9
Total liabilities	960.9	888.3
Commitments and contingencies
Shareholders' Equity:
Preferred stock ($.001 par value, 95,000,000 shares authorized; none issued or outstanding)	—	—
Common stock ($.001 par value, 605,000,000 shares authorized; 59,515,037 and 59,323,534 shares issued and outstanding, respectively)	0.1	0.1
Additional paid-in capital	437.9	436.4
Retained earnings	2.9	19.5
Accumulated other comprehensive (loss) income	(0.2)	0.3
Total shareholders' equity	440.7	456.3
Total liabilities and shareholders' equity	$1,401.6	$1,344.6

REV GROUP, INC. AND SUBSIDIARIES

CONDENSED UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except share and per share amounts)

	Three Months Ended January 31,
	2023	2022
Net sales	$583.5	$537.0
Cost of sales	525.6	481.2
Gross profit	57.9	55.8
Operating expenses:
Selling, general and administrative	66.9	47.6
Research and development costs	0.9	1.2
Amortization of intangible assets	1.4	2.4
Restructuring costs	—	3.7
Total operating expenses	69.2	54.9
Operating (loss) income	(11.3)	0.9
Interest expense, net	7.1	3.4
Loss on investment in China JV	0.2	—
Loss before benefit for income taxes	(18.6)	(2.5)
Benefit for income taxes	(5.1)	(1.8)
Net loss	$(13.5)	$(0.7)

Net loss per common share:
Basic	$(0.23)	$(0.01)
Diluted	$(0.23)	$(0.01)
Dividends declared per common share	$0.05	$0.05

Adjusted net income per common share:
Basic	$0.12	$0.13
Diluted	$0.12	$0.13

Weighted Average Shares Outstanding:
Basic	58,340,983	62,803,784
Diluted	58,340,983	62,803,784

REV GROUP, INC. AND SUBSIDIARIES

CONDENSED UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

	Three Months Ended January 31,
	2023	2022
Cash flows from operating activities:
Net loss	$(13.5)	$(0.7)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	6.9	9.6
Amortization of debt issuance costs	0.4	0.4
Stock-based compensation expense	5.9	2.3
Deferred income taxes	0.5	1.7
Gain on sale of assets	(0.1)	(0.1)
Loss on investment in China JV	0.2	—
Changes in operating assets and liabilities, net	(7.2)	(16.9)
Net cash used in operating activities	(6.9)	(3.7)
Cash flows from investing activities:
Purchase of property, plant and equipment	(3.8)	(4.5)
Proceeds from sale of assets	0.2	0.1
Other investing activities	0.6	—
Net cash used in investing activities	(3.0)	(4.4)
Cash flows from financing activities:
Net proceeds from borrowings on revolving credit facility	20.0	41.0
Payment of dividends	(3.1)	(3.3)
Repurchase and retirement of common stock	—	(24.4)
Other financing activities	(4.4)	(4.6)
Net cash provided by financing activities	12.5	8.7
Net increase in cash and cash equivalents	2.6	0.6
Cash and cash equivalents, beginning of period	20.4	13.3
Cash and cash equivalents, end of period	$23.0	$13.9

Supplemental disclosures of cash flow information:
Cash paid (received) for:
Interest	$5.5	$2.8
Income taxes, net of refunds	$—	$(16.3)

REV GROUP, INC. AND SUBSIDIARIES

SEGMENT INFORMATION

(In millions; unaudited)

	Three Months Ended January 31,
	2023	2022
Net Sales:
Fire & Emergency	$229.3	$237.4
Commercial	128.7	97.5
Recreation	226.0	202.6
Corporate & Other	(0.5)	(0.5)
Total	$583.5	$537.0

Adjusted EBITDA:
Fire & Emergency	$(2.0)	$1.8
Commercial	7.3	7.8
Recreation	24.3	17.1
Corporate & Other	(8.3)	(8.4)
Total	$21.3	$18.3

Adjusted EBITDA Margin:
Fire & Emergency	(0.9)%	0.8%
Commercial	5.7%	8.0%
Recreation	10.8%	8.4%
Total	3.7%	3.4%

Period-End Backlog:	January 31, 2023	October 31, 2022	January 31, 2022
Fire & Emergency	$2,674.3	$2,589.4	$1,655.1
Commercial	497.7	526.6	459.8
Recreation	988.1	1,119.8	1,282.6
Total	$4,160.1	$4,235.8	$3,397.5

REV GROUP, INC. AND SUBSIDIARIES

ADJUSTED EBITDA BY SEGMENT

(In millions; unaudited)

	Three Months Ended January 31, 2023
	Fire & Emergency	Commercial	Recreation	Corporate & Other	Total
Net (loss) income	$(10.4)	$6.2	$21.7	$(31.0)	$(13.5)
Depreciation and amortization	3.1	0.7	2.6	0.5	6.9
Interest expense, net	1.9	0.4	—	4.8	7.1
Benefit for income taxes	—	—	—	(5.1)	(5.1)
EBITDA	(5.4)	7.3	24.3	(30.8)	(4.6)
Transaction expenses	—	—	—	0.2	0.2
Sponsor expense reimbursement	—	—	—	0.2	0.2
Restructuring related charges	2.5	—	—	3.1	5.6
Stock-based compensation expense	—	—	—	5.9	5.9
Legal matters	0.9	—	—	12.9	13.8
Other items	—	—	—	0.2	0.2
Adjusted EBITDA	$(2.0)	$7.3	$24.3	$(8.3)	$21.3

	Three Months Ended January 31, 2022
	Fire & Emergency	Commercial	Recreation	Corporate & Other	Total
Net (loss) income	$(8.6)	$7.0	$13.2	$(12.3)	$(0.7)
Depreciation and amortization	4.4	0.8	3.9	0.5	9.6
Interest expense, net	1.6	—	—	1.8	3.4
Benefit for income taxes	—	—	—	(1.8)	(1.8)
EBITDA	(2.6)	7.8	17.1	(11.8)	10.5
Transaction expenses	—	—	—	0.2	0.2
Sponsor expense reimbursement	—	—	—	0.1	0.1
Restructuring costs	3.7	—	—	—	3.7
Restructuring related charges	0.7	—	—	—	0.7
Legal matters	—	—	—	0.8	0.8
Stock-based compensation expense	—	—	—	2.3	2.3
Adjusted EBITDA	$1.8	$7.8	$17.1	$(8.4)	$18.3

REV GROUP, INC. AND SUBSIDIARIES

ADJUSTED NET INCOME

(In millions; unaudited)

	Three Months Ended January 31,
	2023	2022
Net loss	$(13.5)	$(0.7)
Amortization of intangible assets	1.4	2.4
Transaction expenses	0.2	0.2
Sponsor expense reimbursement	0.2	0.1
Restructuring costs	—	3.7
Restructuring related charges	5.6	0.7
Stock-based compensation expense	5.9	2.3
Legal matters	13.8	0.8
Other items	0.2	—
Accelerated depreciation on certain property, plant, and equipment	—	1.4
Income tax effect of adjustments	(6.9)	(2.9)
Adjusted Net Income	$6.9	$8.0

REV GROUP, INC. AND SUBSIDIARIES

ADJUSTED EBITDA OUTLOOK RECONCILIATION

(In millions)

	Fiscal Year 2023
	Low	High
Net income (1)	$13.4	$32.1
Depreciation and amortization	29.8	27.8
Interest expense, net	27.0	25.0
Provision for income taxes	4.5	10.7
EBITDA	74.6	95.6
Sponsor expense reimbursement	0.4	0.4
Transaction expense	0.4	0.4
Restructuring related charges	5.6	5.6
Stock-based compensation expense	15.0	14.0
Legal matters	13.8	13.8
Other items	0.2	0.2
Adjusted EBITDA	$110.0	$130.0

REV GROUP, INC. AND SUBSIDIARIES

ADJUSTED NET INCOME OUTLOOK RECONCILIATION

(In millions)

	Fiscal Year 2023
	Low	High
Net income (1)	$13.4	$32.1
Amortization of intangible assets	3.5	3.5
Transaction expenses	0.4	0.4
Sponsor expense reimbursement	0.4	0.4
Restructuring related charges	5.6	5.6
Stock-based compensation expense	15.0	14.0
Legal matters	13.8	13.8
Other items	0.2	0.2
Income tax effect of adjustments	(9.7)	(9.5)
Adjusted Net Income	$42.5	$60.5

1 Does not include any non-recurring charges that may occur during the period shown other than those presented in this reconciliation. See “Cautionary Statement About Forward-Looking Statements” above